Exhibit 10.3

CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 12, 2011 by and among THERMON INDUSTRIES, INC., a Delaware corporation (the “US Borrower”), THERMON CANADA INC., a Nova Scotia company (the “Canadian Borrower”; and, together with the US Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Persons party hereto that are designated as a “Credit Party” on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as US Agent and as a Lender, GE CANADA FINANCING HOLDING COMPANY, as Canadian Agent (together with US Agent, each an “Agent” and collectively, the “Agents”) and as a Lender, and the other LENDERS signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrowers, the other Credit Parties, the Agents, and the Lenders are parties to that certain Credit Agreement dated as of April 30, 2010 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Parent, the ultimate parent entity of the Credit Parties has proposed to effectuate an initial public offering of shares of its common stock , par value $0.001 per share, to be underwritten on a firm commitment basis by a group of underwriters (collectively, the “Underwriters”) (the “Thermon IPO”), pursuant to a registration statement on Form S-1, registration statement number 333-172007 (such registration statement, including any amendments thereto and prospectuses included therein, the “Registration Statement” and, together with the underwriting agreement relating to the Thermon IPO to be entered into by Parent with the Underwriters and the selling stockholders identified therein, in substantially the form provided to the Agents prior to the date hereof, the “Offering Documents), as filed with the U.S. Securities and Exchange Commission (the “SEC”), a result of which shall be that Sponsor and its Controlled Investment Affiliates shall cease to own, directly or indirectly, at least 50% of the issued and outstanding Stock of Holdings, and Sponsor shall cease to own beneficially, directly or indirectly, at least fifty percent (50%) of the issued and outstanding voting Stock of Holdings or Stock representing voting control of Holdings;

WHEREAS, the Credit Parties have therefore requested that the Agents and the Lenders consent to the Thermon IPO and certain transactions contemplated to occur in connection therewith and to amend certain provisions of the Credit Agreement, and, subject to the satisfaction of the conditions set forth herein, the Agents and the Lenders signatory hereto are willing to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.             Defined Terms; Recitals.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.  The Recitals set forth above (including defined terms set forth therein) are incorporated into this Amendment and made a part hereof.

2.                                       Limited Consent.  Upon satisfaction of the conditions precedent set forth in Section 4 hereof, and in reliance upon the representations and warranties of the Credit Parties set forth in the Credit Agreement and in this Amendment, and notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, Agents and the Lenders hereby consent to (i) the consummation prior to September 30, 2011 of the Thermon IPO pursuant to, and in accordance with, the Offering Documents, (ii) the termination of the Management Agreement and, in connection therewith, the payment by the Credit Parties of the Management Agreement Termination Fee (as defined in the Credit Agreement, as amended hereby), in each case, concurrently with the consummation of the Thermon IPO and (iii) the prepayment of a portion of the Second Lien Indebtedness in an aggregate principal amount not to exceed $52,500,000 (plus any premium or prepayment fee required to be paid in connection therewith) with the Net Issuance Proceeds of the Thermon IPO and cash on hand of the US Credit Parties promptly following the consummation of the Thermon IPO; provided, to the extent cash on hand of the US Credit Parties is used to fund a portion of such prepayment, the conditions to voluntary prepayments of the Second Lien Indebtedness set forth in Section 5.11(k)(ii) of the Credit Agreement shall be satisfied.  The consents contained in this Section 2 are limited consents and (I) shall only be relied upon and used for the specific purposes set forth herein, (II) shall not constitute nor be deemed to constitute a waiver of any term or condition of the Credit Agreement and the other Loan Documents, (III) shall not constitute nor be deemed to constitute a consent by any Agent or any Lender to anything other than the specific purposes set forth herein and (IV) shall not constitute a custom or course of dealing among the parties hereto.

3.                                       Amendments to Credit Agreement.  Upon satisfaction of the conditions set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows:

a.     Section 1.8 of the Credit Agreement is hereby amended by deleting subsection (d) thereof in its entirety and substituting the following therefor:

“(d)         Issuance of Securities.  Promptly upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness or issuance of debt securities (other than Net Issuance Proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), Holdings shall deliver, or cause to be delivered, to the Appropriate Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(e).”

b.     Section 4.1 of the Credit Agreement is hereby amended by deleting subsections (a) and (b) thereof in their entirety and substituting the following, respectively, therefor:

“(a)         for each Fiscal Year, as soon as available, but not later than the date (such date, the “Annual Reporting Deadline”) that is the earliest of (I) ninety (90) days after the end of such Fiscal Year, (II) two Business Days after the filing by Holdings with the SEC of an annual report on Form 10-K for such Fiscal Year, and (III) the deadline for Holdings’ filing with the SEC of such annual report on

Form 10-K for such Fiscal Year (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), a copy of the audited consolidated balance sheets of Holdings and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations and consolidated statements of shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other independent public accounting firm reasonably acceptable to Agent (the “Auditors”), which report shall (i) contain an unqualified opinion of the Auditors, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated and are in conformity with GAAP applied on a basis consistent with prior years (an “Unqualified Opinion”) and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (a “Going Concern Qualifier”); provided, it is expressly acknowledged and agreed, that, for any Fiscal Year, delivery to US Agent by the Annual Reporting Deadline of an annual report on Form 10-K of Holdings for such Fiscal Year, containing the required financial statements and an Unqualified Opinion thereon (without a Going Concern Qualifier) and all of the other financial and other information required to be included therein, and otherwise in compliance with applicable rules of the SEC, as filed with the SEC, shall be deemed to constitute the Credit Parties’ compliance with this subsection 4.1(a); and

(b)           for each Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), as soon as available, but not later than the date (such date, the “Quarterly Reporting Deadline”) that is the earliest of (I) forty-five (45) days after the end of such Fiscal Quarter, or (II) unless such Fiscal Quarter is the last Fiscal Quarter of the Fiscal Year, the earlier of (A) two Business Days after the filing by the Company with the SEC of a quarterly report on Form 10-Q for such Fiscal Quarter, and (III) the deadline for the Company’s filing with the SEC of such quarterly report on Form 10-Q for such Fiscal Quarter (without giving effect to any extensions that may be permitted pursuant to Rule 12b-25 under the Exchange Act), a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries as of the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and consolidated statements of shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of Holdings as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; provided, it is expressly acknowledged and agreed, that, for any Fiscal Quarter other than the last Fiscal Quarter of any Fiscal Year, delivery to US Agent by the Quarterly Reporting Deadline of a quarterly report on Form 10-Q of Holdings, containing the required financial statements reviewed by the Auditors in accordance with SAS 100 and all of the other financial and other information required to be included therein, and otherwise in compliance with applicable rules of the SEC, as filed with the SEC, shall be deemed to constitute the Credit Parties’ compliance with this subsection 4.1(b);

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 4.1 may be satisfied with respect to financial information of Holdings and each of its Subsidiaries by furnishing, in each case, by the Annual Reporting Deadline or Quarterly Reporting Deadline, as applicable, the applicable consolidated financial statements of Parent and its Subsidiaries, or Parent’s Form 10-K or Form 10-Q, as applicable, each as filed with the SEC, accompanied in each case by consolidating financial information that explains in detail reasonably satisfactory to US Agent the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and each of its Subsidiaries on a standalone basis, on the other hand, and, in any event, to the extent such information is in lieu of information required to be provided under Section 4.1(a), such financial statements are accompanied by an Unqualified Opinion thereon (without a Going Concern Qualifier).

c.     Section 4.2 of the Credit Agreement is hereby amended by deleting subsection (c) thereof in its entirety and substituting “reserved;” therefor.

d.     Section 4.2 of the Credit Agreement is hereby amended by deleting subsection (f) thereof in its entirety and substituting the following therefor:

“(f)          as soon as available and in any event no later than forty-five (45) days after the beginning of each Fiscal Year of the Borrowers, projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for such Fiscal Year on a Fiscal Quarter by Fiscal Quarter basis;”

e.     Section 5.5 of the Credit Agreement is hereby amended by deleting subsections (p) and (q) thereof in their entirety and substituting the following, respectively, therefor:

“(p)         Indebtedness consisting of (i) letter of credit and/or revolving credit facilities (other than the ABN LC Facility) of Foreign Subsidiaries (other than Canadian Credit Parties) existing on the Closing Date and set forth on Schedule 5.5(p), (ii) one or more letter of credit and/or revolving credit facilities of Foreign Subsidiaries organized under the laws of the Republic of Korea obtained after the Closing Date provided the aggregate commitments of all such letter of credit facilities do not exceed the US Dollar Equivalent of $1,500,000, (iii) one or more letter of credit and/or revolving credit facilities of Foreign Subsidiaries organized under the laws of Japan obtained after the Closing Date provided the aggregate commitments of all such letter of credit and revolving credit facilities do not exceed the US Dollar Equivalent of $1,500,000, (iv) the ABN LC Facility and increases thereto representing additional Indebtedness thereunder not in excess of the US Dollar Equivalent of $3,000,000, (v) increases to any of the foregoing letter of credit and/or revolving credit facilities or new letter of credit and/or revolving credit facilities, in either case, made available to such Foreign Subsidiaries representing additional Indebtedness thereof not in excess of the US Dollar Equivalent of $5,000,000 in aggregate, and (vi) Permitted Refinancings thereof;

(q)           Indebtedness (not otherwise described in subsection 5.5(p)) of Foreign Subsidiaries (other than Canadian Credit Parties) (i) existing on the Closing Date and set forth on Schedule 5.5(q), (ii) increases to such Indebtedness in an aggregate amount not to exceed the US Dollar Equivalent of $1,500,000, (iii) incurred after the Closing Date in an aggregate amount not to exceed the US Dollar Equivalent of $4,000,000, and (iv) Permitted Refinancings of the foregoing; provided, in no event shall any such Indebtedness be guaranteed by any Credit Party or shall any Credit Party have any obligation in respect thereof or grant any security therefor (except, solely with respect to guarantees by Credit Parties of such Indebtedness, to the extent expressly permitted pursuant to subsection 5.9(j));”

f.      Section 5.7 of the Credit Agreement is hereby amended by deleting the reference to “$100,000” appearing in subsection (b) thereof and substituting “$250,000” therefor.

g.     Section 5.7 of the Credit Agreement is hereby amended by deleting subsections (c), (d) and (f) thereof in their entirety and substituting “reserved”, in each case, therefor.

h.     Section 5.11 of the Credit Agreement is hereby amended by deleting subsection (i) thereof in its entirety and substituting “reserved” therefor.

i.      Subsection 7.1(k) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting the following therefor:

“(k)         Ownership.  (i) any person or group of persons (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) other than Sponsor, Sponsor’s Controlled Investment Affiliates or the Additional Management Advisors shall have acquired (or have the right to acquire) beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated by the SEC under said Act) of thirty-five percent (35%) or more of the outstanding shares (or of the combined voting power) of the Stock of Parent entitled to vote generally in the election of directors of Parent; or (ii) Parent ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdings; or (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of each Borrower, in each instance in clauses (ii) and (iii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agents, for the benefit of the Secured Parties, Subordinated Second Liens and other Permitted Liens; or (iv) a “Change of Control” (as defined in the Second Lien Indebtedness Documents) shall occur;

or”

j.      Section 11.1 of the Credit Agreement is hereby amended by deleting the definitions of “ABN LC Facility” and “Excluded Equity Issuance” thereof in their entirety and substituting the following definitions, respectively, therefor:

“ABN LC Facility” means that certain Credit Agreement Letter dated as of December 15, 2005 by and among Thermon Europe B.V., Thermon Benelux B.V. and ABN AMRO Bank N.V. (including its successor, New HBU II N.V.), together with any new letter of credit and/or revolving credit facilities made available to such Foreign Subsidiaries by ABN AMRO Bank N.V. or another comparable bank or financial institution that replace or refinance such Credit Agreement and that do not provide for (i) a maximum principal amount of Indebtedness in excess of that available under such Credit Agreement, (ii) interest rates and fees that, in the reasonable, good faith business judgment of the Borrowers, materially exceed then-prevailing market rates and fees or (ii) terms and conditions (including, but not limited to, representations and warranties, covenants and events of default) materially more burdensome for or restrictive upon such Foreign Subsidiaries, in each case, as agreements may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited hereunder.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by Holdings to directors, management or employees of a Credit Party, (b) Stock or Stock Equivalents by a Subsidiary of a Borrower to such Borrower or another Subsidiary of such Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Borrower to Holdings constituting an Investment permitted hereunder, (d) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries and (e) Stock or Stock Equivalents of Holdings, to the extent the proceeds thereof are used to finance Capital Expenditures or Permitted Acquisitions.

k.     Section 11.1 of the Credit Agreement is hereby amended by adding the following definitions thereto in applicable alphabetical order:

“Management Agreement Termination Fee” means the fee in the aggregate amount of $7,400,000 payable by the Credit Parties to Sponsor and the Additional Management Advisors upon consummation of the Thermon IPO in connection with the termination of the Management Agreement.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Second Amendment” means that certain Consent and Second Amendment to Credit Agreement dated as of April 12, 2011 by and among Borrowers, the other Credit Parties, Agents and the Lenders party thereto.

l.      Section 11.1 of the Credit Agreement is hereby amended by deleting the definition of “Closing Fee Agreement” in its entirety.

m.    Exhibit 4.2(b) to the Credit Agreement (Form of Compliance Certificate) is hereby amended by deleting such exhibit in its entirety and substituting the revised form of Compliance Certificate attached hereto as Exhibit A therefor.

4.             Conditions.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

a.             the execution and delivery of this Amendment by each Credit Party, Agents and the Required Lenders;

b.             the Credit Parties shall have delivered to US Agent duly executed and effective copies of each of the Offering Documents and written evidence of the termination of the Management Agreement;

c.             the truth and accuracy of the representations and warranties contained in Section 5 hereof as of the date of such effectiveness; and

d.             no Default or Event of Default exists as of the date of such effectiveness or shall arise as a direct result of this Amendment.

5.             Representations and Warranties.  Each Credit Party hereby represents and warrants to each Agent and each Lender as follows:

a.             the representations and warranties made by such Credit Party contained in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent such representation or warranty expressly relates to an earlier date (in which case, such representations and warranties were true and correct in all material respects as of such earlier date (without duplication of any materiality qualifier contained therein));

b.             such Credit Party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

c.             such Credit Party has the power and authority to execute, deliver and perform its obligations under this Amendment and the Credit Agreement, as amended hereby;

d.             the execution, delivery and performance by such Credit Party of this

Amendment and the Credit Agreement, as amended hereby, have been duly authorized by all necessary action and do not and will not (i) contravene the terms of any of such Credit Party’s Organization Documents, (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any Related Agreement or any other document evidencing any material Contractual Obligation to which such Credit Party is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Credit Party or its Property is subject, or (iii) violate any material Requirement of Law in any material respect;

e.                                       this Amendment and the Credit Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Person in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability; and

f.                                         no Default or Event of Default exists or will arise as a direct result of this Amendment.

6.                                       No Modification.  Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, the Agents and Lenders reserve all rights, privileges and remedies under the Loan Documents.  Except as amended or consented to hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect.  All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

7.                                       Counterparts.  This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.                                       Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Credit Parties may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of US Agent.

9.                                       Further Assurance.  Each Borrower hereby agrees from time to time, as and when requested by US Agent or Lenders, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as US Agent or such Lenders may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Credit Agreement and the Loan

Documents.

10.                                 Governing Law and Jurisdiction.

(a)                                  Governing Law.  The laws of the State of Illinois shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to this Amendment may be brought in the courts of the State of Illinois located in the City of Chicago, Illinois, or of the United States of America sitting in Chicago, Illinois and, by execution and delivery of this Amendment, each Credit Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with this Agreement by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such Person specified in the Credit Agreement (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 10 shall affect the right of any Agent to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

11.                                 Severability.  The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

12.                                 Reaffirmation.  Each of the Credit Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrowers’ Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.  Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

13.                                 Release of Claims.  In consideration of the Lenders’ and the Agents’ agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharge the Lenders and the Agents and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against any Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of any Agent, any Lender or any other Released Person relating to the Credit Agreement or any other Loan Document on or prior to the date hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWERS:

THERMON INDUSTRIES, INC., a Delaware corporation, as US Borrower

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President and Assistant Secretary

THERMON CANADA INC., a Nova Scotia company, as Canadian Borrower

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	Treasurer

Consent and Second Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

CREDIT PARTIES:

THERMON HOLDING CORP., a Delaware corporation, as a Credit Party

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President and Chief Executive Officer

THERMON MANUFACTURING COMPANY, a Texas corporation, as a Credit Party

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President and Chief Executive Officer

THERMON HEAT TRACING SERVICES, INC., a Texas corporation, as a Credit Party

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President and Assistant Secretary

THERMON HEAT TRACING SERVICES-I, INC., a Texas corporation, as a Credit Party

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President, Assistant Secretary and Assistant Treasurer

THERMON HEAT TRACING SERVICES-II, INC., a Louisiana corporation, as a Credit Party

By:	/s/ Rodney Bingham
Name:	Rodney Bingham
Title:	President, Assistant Secretary and Assistant Treasurer

Consent and Second Amendment to Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

AGENTS AND LENDERS:

GENERAL ELECTRIC CAPITAL CORPORATION, as US Agent and as a Lender

By:	/s/ Mark Birkett
Name:	Mark Birkett
Title:	Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY, as Canadian Agent and as a Lender

By:	/s/ Richard Zeni
Name:	Richard Zeni
Title:	Duly Authorized Signatory

BANK OF MONTREAL, as a US Lender and as a Canadian Lender

By:	/s/ Dan Weeks
Name:	Dan Weeks
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ryan Pastore
Name:	Ryan Pastore
Title:	Vice President

Consent and Second Amendment to Credit Agreement

EXHIBIT A

Revised form of Compliance Certificate

See attached.

EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

THERMON INDUSTRIES, INC., as the US Borrower

THERMON CANADA INC., as the Canadian Borrower

Date:                    , 201

This Compliance Certificate (this “Certificate”) is given by Thermon Holding Corp., a Delaware corporation (“Holdings”), pursuant to subsection 4.2(b) of that certain Credit Agreement dated as of April 30, 2010 by and among Thermon Industries, Inc., a Texas corporation (the “US Borrower”), and Thermon Canada Inc., a Nova Scotia company (the “Canadian Borrower”; the US Borrower and the Canadian Borrower are referred to herein each individually as a “Borrower” and together as the “Borrowers”), Holdings, as a Credit Party, the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “US Agent”) for the financial institutions from time to time party to the Credit Agreement described herein with a US Revolving Loan Commitment (as defined in the Credit Agreement described herein) (the “US Lenders”), the US Lenders, GE Canada Holding Finance Company, a Nova Scotia unlimited liability company, as administrative agent (in such capacity, “Canadian Agent”) for the financial institutions from time to time party to the Credit Agreement described herein with a Canadian Revolving Loan Commitment (as defined in the Credit Agreement described herein) (the “Canadian Lenders”), and the Canadian Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of Holdings and as such is duly authorized to execute and deliver this Certificate on behalf of Holdings and the Borrowers.  By executing this Certificate, such officer hereby certifies to Agents, the Lenders and L/C Issuers, on behalf of Holdings, that:

(a)           the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Holdings and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)           to the best of such officer’s knowledge, no Default or Event of Default  has occurred and is continuing [except as specified on the written attachment hereto];

(c)           based on the financial statements described in clause (a), Exhibit A hereto is a correct calculation of the financial covenant contained in Article VI of the Credit Agreement [[only required to be provided with respect to Certificates delivered for the last fiscal month of each Fiscal Quarter for which average daily Aggregate Availability (as calculated

1

in the Borrowing Base Certificate) for the applicable period is less than the Applicable Minimum Availability Threshold]]; and

(d)           since the Closing Date and except as disclosed in prior Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)            changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                                         ;

(ii)           acquired the assets of, or merged or consolidated with or into, any Person pursuant to an Acquisition, except as follows:                                                                                                   ; or

(iii)          changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:                                                                                         .

IN WITNESS WHEREOF, Holdings has caused this Certificate to be executed by one of its Responsible Officers this            day of                                 , 20      .

THERMON HOLDING CORP., a Delaware corporation

By:
Name:
Title:

Note:  Unless otherwise specified, all financial covenants and calculations are calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.  All calculations shall be expressed in US Dollar Equivalent.

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EXHIBIT A TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Covenant 6.1 Fixed Charge Coverage

Fixed Charge Coverage is defined as follows:

Fixed Charge Cash Flow:

(Y) Cash Flow (per Part II of Exhibit B)	$

Fixed Charges:(1)

Net Interest Expense:

Gross interest expense for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for Holdings and its Subsidiaries on a consolidated basis

Less: Interest income for such period

(A) Net Interest Expense

(B) Scheduled principal payments of Indebtedness during such period

(C) Earnouts payable in cash during such period

(D) Taxes on or measured by income paid or payable in cash during such period

(E) Restricted Payments described in subsections 5.11(b), 5.11(d), 5.11(f), 5.11(g) and 5.11(h) paid in cash during such period

(Z) Fixed Charges ((A)+(B)+(C)+(D)+(E))	$

Fixed Charge Coverage ((Y)/(Z))

(1)           For purposes of calculating Fixed Charge Coverage Ratio as of any date of measurement prior to the one year anniversary of the date the Thermon IPO (as defined in the Second Amendment) is consummated, the component of Net Interest Expense attributable to the Second Lien Indebtedness shall equal the product of (i) .095 multiplied by (ii) the remaining outstanding principal balance of the Second Lien Indebtedness after giving effect to the prepayment thereof actually made in connection with the Thermon IPO in accordance with the Second Amendment.

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Required Fixed Charge Coverage

In Compliance	Yes/No

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EXHIBIT B TO EXHIBIT 4.2(b)

COMPLIANCE CERTIFICATE

Part I — Calculation of Adjusted EBITDA

EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP; and (e) any other extraordinary or gains or losses of a Borrower or its Subsidiaries, and related tax effects in accordance with GAAP.

$

Plus: All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period

Interest expense (less interest income) deducted in calculating net income (or loss) for such period

All taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period

All management or similar fees, expenses and indemnities pursuant to the Management Agreement to the extent deducted in calculating net income (or loss) for such period

All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity

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securities, and any non-cash foreign currency exchange losses (or minus gains), but excluding, in any event, any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory

All non-cash losses or expenses deducted (or minus all non-cash income or gain added) in the calculation of net income (or loss) for such period from the application of purchase accounting, including the write up or write down of inventory in connection therewith

All non-cash compensation expense to the extent deducted in the calculation of net income (or loss) for such period

Fees and expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Loan Documents and Related Agreements and consummation on the Closing Date of the Related Transactions, to the extent (i) deducted in the calculation of net income (or loss) for such period and (ii) disclosed to Agent

Fees, expenses (including reimbursement of out-of-pocket expenses) and prepayment premiums paid to Agent, Lenders and/or Second Lien Lenders in connection with the Loan Documents or Second Lien Note Agreement, respectively, to the extent deducted in calculating net income (or loss) for such period

To the extent deducted in calculating net income (or loss) for such period and so long as same is not reasonably likely to result in a cash expenditure in a future period, non-cash expenses (including as a result of the acceleration of vesting in the event of a change of control) resulting from the grant or periodic remeasurement of stock options or other equity-related incentives to any director, officer or employee of any of the Credit Parties pursuant to a written plan or agreement approved by the board of directors or similar governing body of any Credit Party

To the extent not included in net income, cash proceeds of business interruption insurance received during such period

To the extent deducted in calculating net income (or loss) for such period, non-recurring cash expenses and costs not in

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excess of $3,000,000 during any trailing twelve month period, in each case, as set forth on a schedule certified by a Responsible Officer of Holdings delivered to the Agents concurrently with the applicable Compliance Certificate, including, but not limited to, non-recurring cash expenses and costs incurred in connection with (i) restructurings, integration, severance and synergies, (ii) the implementation of the new ERP system, (iii) Permitted Acquisitions (including restructurings, severance payments and synergies resulting therefrom or implemented in connection therewith), (iv) compliance fees, (v) the recruiting of a new Chief Financial Officer, (vi) environmental remediation actions required by law with respect to the real property locations of the Credit Parties, (vii) resolution of legal compliance issues affecting U.S. employee benefits plans and (viii) losses (or minus gains) with respect to discontinued operations

To the extent deducted in calculating net income (or loss) for such period, any non-cash loss to the extent such loss is covered by the “Insurance Policies” (as defined in the Purchase Agreement); provided, in the event a Credit Party is required to pay all or any portion of such loss in cash, such cash payment shall be permitted to be added back to net income to the extent the applicable Credit Party receives payment in cash in respect of such cash loss from such Insurance Policies within three (3) months of the date such loss is paid in cash by such Credit Party

Fees, costs and expenses incurred in connection with the negotiation, documentation and consummation of the Thermon IPO, including, but not limited to the Management Agreement Termination Fee and the fees and expenses incurred in connection with the Second Amendment and the related amendment to the Second Lien Note Agreement, in an aggregate amount not to exceed $10,500,000, to the extent (i) deducted in the calculation of net income (or loss) for such period and (ii) disclosed to Agent

EBITDA(2)	$

(2)  For purposes of calculating EBITDA as of any date of measurement ending on or before April 30, 2011, EBITDA for any period set forth below included in the twelve month period ending on such date shall be deemed to equal the amount set forth below for such period:

Period:	Pre-Closing EBITDA

Month of April, 2009	$4,157,471
Month of May, 2009	$4,137,644
Month of June, 2009	$4,844,655
Month of July, 2009	$3,024,095
Month of August, 2009	$4,384,346
Month of September, 2009	$5,322,021
Month of October, 2009	$5,272,113
Month of November, 2009	$3,176,222
Month of December, 2009	$2,811,562
Month of January, 2010	$3,991,322
Month of February, 2010	$2,870,058
Month of March, 2010	$3,216,006
Month of April, 2010	$4,009,789

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Plus: Pro Forma EBITDA for each Permitted Acquisition as set forth on the attached schedule(3) [Holdings to attach schedule for each Permitted Acquisition]

Minus:   with respect to any Disposition consummated within the period in question, EBITDA attributable to the Subsidiary, profit centers, or other asset which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition

Adjusted EBITDA	$

Part II — Calculation of Cash Flow

(A) EBITDA (per Part I of Exhibit B) for the applicable period of measurement:	$

Unfinanced Capital Expenditures:

The aggregate of all expenditures and other obligations for the twelve month period ending on the last day of the month covered by such financial statements which should be capitalized under GAAP

Less: Net Proceeds from Dispositions and/or Events of Loss which a Borrower is permitted to reinvest pursuant to subsection 1.8(c) and which are included above

To the extent included above, expenditures financed with cash proceeds from Excluded Equity Issuances

(3)  Pro Forma EBITDA means EBITDA (calculated in the manner set forth in Part I of Exhibit B) attributable to each Permitted Acquisition (with such pro forma adjustments as are reasonably acceptable to US Agent and Borrowers) consummated during the one year period preceding the date of measurement solely for a number of months immediately preceding the consummation of such Permitted Acquisition, which number equals twelve (12) minus the number of full calendar months following the consummation of such Permitted Acquisition for which financial statements have been delivered pursuant to subsection 4.1(b) of the Credit Agreement.

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To the extent included above, amounts paid as the purchase price for a Target in a Permitted Acquisition

Portion of capital expenditures included above financed under Capital Leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan Commitment)

(B) Unfinanced Capital Expenditures(4)	$

Cash Flow ((A)-(B))	$

Part III — Calculation of Leverage Ratio

Average of the sum of the aggregate balance of outstanding Revolving Loans and Swing Loans as of the last day of each month in the twelve month (or shorter period commencing on the Closing Date) period ended on the date of measurement

Plus: L/C Reimbursement Obligations as of date of measurement, whether or not then due and payable

(4)   For purposes of calculating Cash Flow as of any date of measurement ending on or before April 30, 2011, Unfinanced Capital Expenditures for any period below included in the twelve month period ending on such date shall be deemed to equal the amount set forth below for such period:

Period	Pre-Closing Unfinanced Capital Expenditures

Month of April, 2009	$24,996
Month of May, 2009	$168,792
Month of June, 2009	$380,851
Month of July, 2009	$16,479
Month of August, 2009	$60,659
Month of September 2009	$124,507
Month of October, 2009	$89,066
Month of November, 2009	$74,647
Month of December 2009	$36,037
Month of January 2010	$68,609
Month of February 2010	$228,542
Months of March, 2010 and April, 2010

Pre-Closing Unfinanced Capital Expenditures of Holdings and its Subsidiaries for each such month shall be computed on a basis consistent with the determination of Pre-Closing Unfinanced Capital Expenditures for the preceding periods

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All amounts drawn on letters of credit not constituting Letters of Credit, to the extent (a) such letters of credit are not supported by cash collateral and (b) Holdings and its Subsidiaries have not reimbursed the issuer thereof for such drawn amount

Principal portion of Capital Lease Obligations and Indebtedness secured by purchase money Liens as of date of measurement

Second Lien Indebtedness

Earnouts (valued in accordance with GAAP)

Without duplication, all other Funded Indebtedness of Holdings and its Subsidiaries as of date of measurement other than L/C Reimbursement Obligations

Indebtedness	$

Less:       Average of the sum of unrestricted cash and Cash Equivalents of Holdings and its Subsidiaries as of the last day of each month in the twelve month (or shorter period commencing on the Closing Date) period ended on date of measurement provided such unrestricted cash and Cash Equivalents are maintained in a deposit account of the Credit Parties in which the Applicable Agent has a perfected first priority security interest.

(A) Net Indebtedness

(B) Adjusted EBITDA for the twelve month period ending on the date of measurement (per Part II of Exhibit B)	$

Leverage Ratio ((A)/(B)) (used in the determining if mandatory prepayments are required)

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